Exhibit 10.6

SETTLEMENT AGREEMENT

Between

Solar Power, Inc.

and

LDK Solar Hi-Tech (Suzhou) Co., Ltd.

and

LDK Solar Hi-Tech (Nanchang) Co., Ltd.

Settlement Agreement

This Settlement Agreement (hereinafter referred to as "Agreement"), made and entered into on the date of June 27th, 2014 by and between:

Solar Power, Inc., a corporation duly organized and existing under the laws of United States of America, having its principal place of business at 201 'California St, Suite 1250, San Francisco, California 94111, USA.

(hereinafter referred to as "SPI")

AND

LDK Solar Hi-Tech (Suzhou) Co., Ltd., a corporation duly organized and existing under the laws of P.R. China, having its principal place of business at Building No, 318 Suwang Road Yuexi Street, Wuzhong Economic and development Zone, Suzhou City, Jiangsu Province, RII.China.

(hereinafter referred to as "LDK Suzhou")

AND

LDK Solar Hi-Tech (Nanchang) Co., Ltd., a corporation duly organized and existing under the laws of P.R. China, having its principal place of business at 998#. Torch Boulevard, Nanchang City, Jiangxi Province, China.

(hereinafter referred to as "LDK Nanchang")

Recitals

(A)	WHEREAS, SPI purchased solar modules from LDK Suzhou over the year 2011 to 2012, and had residual accounts payables against LDK Suzhou;

(B)	WHEREAS, SPI purchased solar modules from LDK Nanchang over the year 2011 to 2014. and. had residual accounts payables against LDK. Nanchang;

(C)

WHEREAS, a Settlement and Mutual Release Agreement (the "Settlement Arrangement") was entered into on May 0'. 2014 between and among SPI and certain affiliates of LDK Nanchang and LDK Suzhou ("LDK Solar") relating to the settlement of the trade payables due. from SPI to LDK Solar as of December 31. 2013; Under the Settlement Agreement, LDK Solar agreed to give a lump sum discount for SPI's trade payable due to 1,DK Solar and SPI agreed to settle the discounted trade payable in cash on or before December 31, 2014:

(D)	WHEREAS, SP1. thereafter, wired an amount of $800,000.00 to 1.,DK Nanchang on June 27th, 2014, and LDK Nanchang confirmed the receipt of $800,000,00 on June [1]7'[h], 2.014.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Waivers of the receivable/payables
1.1

LDK Nanchang agrees to waive any claims, including the sum of all its receivables as well as any rights and obligations under the corresponding sales contracts, against SP1 and all its subsidiaries, upon receipt of S800.000,00 on June 27th,,2014.

1.2

LDK Suzhou agrees to waive any claims, including the sum of all its receivables as well as any rights and obligations under the corresponding sales contracts, against SPI and all its subsidiaries, upon LDK Nanchang's receipt of 5800.000.00 on June 27th, 2014,

1.3	SPI hereby consents to the aforesaid waivers given by LDK Suzhou and MK. Nanchang.

2.	Governing Laws and Venue
2.1	This agreement and any contractual rights and obligations arising out of or in connection therewith shall be governed by and construed in accordance with the U.S. law excluding conflict of laws rules.

2.2	Any non-contractual rights and obligations in connection with this agreement shall also be governed by and construed in accordance with the U.S. law.

2.3	The court of jurisdiction for any dispute arising out of or relating to this Agreement, or the validity thereof, shall be ______________________________.

(Signature page follows)

IN WITNESS WHEREFORE, the parties have caused their signatures of their duty authorized officers to be set forth on the day and year first written above.

/S/	/S/
LDK Solar International Company Limited	Solar Power, Inc.